Exhibit 99.1

Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
David J. Gunter
Executive Vice President, Chief Financial Officer &
Chief Accounting Officer
T: (561) 682-8367
E: David.Gunter@Ocwen.com

OCWEN FINANCIAL CORPORATION ANNOUNCES
SECOND QUARTER 2010 FINANCIAL RESULTS

West Palm Beach, FL – (August 3, 2010) Ocwen Financial Corporation (“Ocwen” or the “Company”) (NYSE:OCN) today reported net income of $16.0 million for the second quarter of 2010 compared to net income of $17.8 million for the second quarter of 2009. The decline in net income was primarily due to the separation of the Altisource business (f/k/a Ocwen Solutions) from Ocwen in August 2009 and certain one-time charges reflected in the quarter along with professional fees incurred and operating expenses associated with the pending HomEq servicing acquisition which are partially offset by a reversal of an $8.2 million valuation allowance for income tax expense. Net income per diluted share was $0.15 for the second quarter of 2010 compared to $0.26 for the second quarter of 2009.

Second quarter pre-tax income from continuing operations was affected by:

•	The separation of Altisource which contributed $11.8 million in the second quarter of 2009.
•	A $5.1 million litigation accrual in the second quarter of 2010 reflecting an agreement in principle to settle the MDL Proceeding, thus reducing litigation exposure and expense prospectively.
•	A one-time, non-cash write off of a $3.0 million interest in a real estate partnership deemed uncollectible during the quarter. This represented the Company’s last commercial real estate asset.
•	A loss of $1.7 million from the sale of $46.8 million of auction rate securities compared to a $6.0 million gain on auction rate securities in the second quarter of 2009.
•
Professional services of $1.2 million incurred as part of the announced acquisition of HomEq. In addition, the Company incurred expenses for new facilities and other ramp-up expenses in anticipation of the closing of HomEq of $1.5 million.

Net income for the six months ended June 30, 2010 was $36.9 million or $0.35 per share, compared to $32.9 million or $0.49 per share for the same period in 2009.

SECOND QUARTER BUSINESS PERFORMANCE HIGHLIGHTS

•	The acquisition of the $6.9 billion Saxon servicing portfolio was completed on May 3, 2010.
•	The signing on May 28, 2010 of a definitive agreement to acquire the servicing rights and platform of HomEq from Barclays Bank which is projected to close on September 1, 2010.
•	Standard and Poor’s upgraded Ocwen’s unsecured debt rating from “B-” to “B” while Moody’s removed their negative outlook.
•	The completion of 14,384 modifications which was within our guidance of 12,500 to 15,500.

Subsequent to the end of the quarter, the Company successfully closed a syndicated $350 million five year Senior Secured Term Loan Facility that will be used in part to acquire HomEq.

“With the acquisition of HomEq, we will become the third largest subprime servicer with over $80 billion in unpaid principal balances. Since 2001, Ocwen’s servicing portfolio has grown at an average annual rate of 16%. We believe that there will be continued consolidation in the servicing industry and that we have significant and sustainable competitive advantages that make us the most viable acquirer of subprime servicing rights. Those advantages include our strong financial position, highly scalable platform, lowest operating cost structure and our ability to resolve delinquent loans faster and for higher value than other servicers. With the closing of the $350 million Senior Secured Term Loan Facility, Ocwen will have $200 million of liquidity after funding the HomEq acquisition” stated Chairman and CEO William Erbey.

“Our newly acquired servicing portfolio of $6.9 billion from Saxon had minimal impact on second quarter results as it was boarded in the middle of the quarter, and ancillary revenues, which are driven by the resolution of non-performing loans, will not ramp up until a few quarters after the acquisition. Similarly, as we resolve non performing loans over the next several quarters, we also expect to see a reduction in outstanding advances. Through our industry leading loan modification efforts and other loan workouts, we are able to shorten the timeframe that loans remain nonperforming.

We have also reached the stage where loans modified under the federal government’s HAMP initiative are now reaching their one year life, entitling us to additional success fees. We recorded $0.7 million in HAMP success fees in the second quarter and expect this revenue stream to increase over the next few quarters” said Ronald Faris, President of Ocwen.

Faris also added, “We are on track to close the HomEq transaction as scheduled on September 1, 2010. With the closing of HomEq and Saxon, we will have deployed over $440 million in effective equity into the servicing business this year doubling our investment. As our objective is to earn a 25% or better pre-tax return on the equity deployed in the servicing business, we have substantially increased the earnings capabilities of the servicing business. For the remainder of the year, however, we will see a sizeable negative impact on reported pre-tax earnings of approximately $50 million due to the set-up and transition costs associated with acquiring the HomEq platform. These costs were built into our investment analysis and anticipated cumulative returns, but they are required to be expensed as incurred and can not be capitalized.”

Servicing
In comparison to the second quarter of 2009, revenue was 21% higher, and the average unpaid principal balance serviced increased from $39.6 billion at June 30, 2009 to $53.9 billion at June 30, 2010. Operating expenses increased by 25% primarily due to a $5.1 million accrual related to the MDL legal settlement along with professional services of $1.2 million and additional ramp-up expenses related to the acquisition of HomEq of $1.5 million. Pre-tax income for Servicing of $21.4 million was 38% higher than the same quarter last year even with the above one time charges.

Loans and Residuals
Loans and Residuals incurred a loss from continuing operations before taxes of $0.9 million as compared to a loss of $2.8 million in the second quarter of 2009. The balance of assets in this segment was $112.9 million at June 30, 2010 which includes $72.5 million of non-recourse assets associated with the four securitization trusts that we first included in our financial statements in 2010. The improvement in operating results reflects lower unrealized losses associated with a slower decline in loan and real estate valuations and a portfolio that is, excluding the securitization trusts, 30% smaller than in the second quarter of 2009.

Asset Management Vehicles
The loss from continuing operations before taxes for Asset Management Vehicles was $0.1 million as compared to $1.4 million in the second quarter of 2009. The carrying value of our investment in asset management vehicles was $13.5 million at June 30, 2010.

Corporate
In the second quarter of 2010, Corporate losses from continuing operations before taxes were $7.1 million compared to pre-tax profit of $3.0 million in the second quarter of 2009. The following unique items impacted the quarter:

•	We sold $46.8 million of auction rate securities on June 29th at a loss of $1.7 million. In comparison, gains on auction rate securities in the second quarter of 2009 were $6.0 million.
•	We wrote off a $3.0 million interest in a real estate partnership which was deemed uncollectible during the second quarter.

Our exposure to non-core assets subject to valuation estimates has decreased significantly as our portfolio of Auction rate securities, Subordinates and residuals, Loans held for resale and Investments in unconsolidated entities have decreased by 59% since December 31, 2009.

Total consolidated assets increased by 17%, or $308.2 million, to $2,077.5 million during the first six months of 2010, and Total liabilities increased by 30%, or $274.1 million, to $1,177.6 million. These increases were primarily the result of advances from the $6.9 billion in servicing acquired from Saxon.

Ocwen Financial Corporation is a leading provider of residential and commercial loan servicing, special servicing and asset management services. Ocwen is headquartered in West Palm Beach, Florida with offices in California, the District of Columbia and Georgia and support operations in India and Uruguay. Utilizing proprietary technology and world-class training and processes, we provide solutions that make our clients’ loans worth more. Additional information is available at www.ocwen.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the securitization market and our plans to securitize loans and expectations as to the impact of rising interest rates and cost-effective resources in India. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest or currency exchange rates, governmental regulations and policies, international political and economic uncertainty, availability of adequate and timely sources of liquidity, federal income tax rates, real estate market conditions and trends and the outcome of ongoing litigation as well as other risks detailed in Ocwen’s reports and filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarters ended March 31, 2010. The forward-looking statements speak only as of the date they are made and should not be relied upon. Ocwen undertakes no obligation to update or revise the forward-looking statements.

Residential Servicing Statistics (Dollars in thousands)

	At or for the three months ended
	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009

Total unpaid principal balance of loans and REO serviced	$55,244,576	$49,677,999	$49,980,077	$40,293,698	$38,406,007
Non-performing loans and REO serviced as a% of total UPB (1)	26.2%	25.3%	25.6%	26.9%	27.4%
Prepayment speed (average CPR)	13%	12%	15%	20%	22%

(1)
Loans for which borrowers are making scheduled payments under modification, forbearance or bankruptcy plans are considered performing loans. Non-performing loans exclude those serviced under special servicing agreements where we have no obligation to advance.

Segment Results (Dollars in thousands) (UNAUDITED)

	Three months		Six months
For the periods ended June 30,	2010	2009	2010	2009

Ocwen Asset Management

Servicing
Revenue	$75,759	$62,726	$151,212	$137,421
Operating expenses	41,241	32,955	72,028	67,173
Income from operations	34,518	29,771	79,184	70,248
Other expense, net	(13,093)	(14,268)	(25,253)	(29,548)
Income from continuing operations before taxes	21,425	15,503	53,931	40,700
Loans and Residuals
Revenue	—	—	—	—
Operating expenses	1,369	747	2,561	1,309
Loss from operations	(1,369)	(747)	(2,561)	(1,309)
Other income (expense), net	449	(2,096)	1,514	(5,672)
Loss from continuing operations before taxes	(920)	(2,843)	(1,047)	(6,981)
Asset Management
Revenue	176	460	364	997
Operating expenses	443	1,016	910	1,778
Loss from operations	(267)	(556)	(546)	(781)
Other income (expense), net	149	(846)	671	(1,148)
Income (loss) from continuing operations before taxes	(118)	(1,402)	125	(1,929)
Income from continuing operations before income taxes	20,387	11,258	53,009	31,790

Ocwen Solutions
Mortgage Services
Revenue	—	24,165	—	42,182
Operating expenses	—	16,017	—	28,909
Income from operations	—	8,148	—	13,273
Other income, net	—	700	—	722
Income from continuing operations before taxes	—	8,848	—	13,995
Financial Services
Revenue	—	16,471	—	33,787
Operating expenses	—	17,557	—	35,706
Loss from operations	—	(1,086)	—	(1,919)
Other expense, net	—	(647)	—	(1,115)
Loss from continuing operations before taxes	—	(1,733)	—	(3,034)
Technology Products
Revenue	—	12,108	—	22,682
Operating expenses	—	7,121	—	15,294
Income from operations	—	4,987	—	7,388
Other expense, net	—	(52)	—	(129)
Income from continuing operations before taxes	—	4,935	—	7,259
Income from continuing operations before income taxes	—	12,050	—	18,220

Corporate Items and Other
Revenue	425	112	774	365
Operating expenses	1,817	3,830	4,740	7,813
Loss from operations	(1,392)	(3,718)	(3,966)	(7,448)
Other income (expense), net	(5,733)	6,755	(4,336)	7,047
Income (loss) from continuing operations before taxes	(7,125)	3,037	(8,302)	(401)

Corporate Eliminations
Revenue	(407)	(6,863)	(811)	(13,665)
Operating expenses	(212)	(6,593)	(404)	(13,066)
Loss from operations	(195)	(270)	(407)	(599)
Other income, net	195	270	407	599
Income from continuing operations before taxes	—	—	—	—
Consolidated income from continuing operations before income taxes	$13,262	$26,345	$44,707	$49,609

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
(UNAUDITED)

	Three months		Six months
For the periods ended June 30,	2010	2009	2010	2009

Revenue
Servicing and subservicing fees	$65,936	$65,488	$132,416	$144,298
Process management fees	8,315	40,086	16,221	73,778
Other revenues	1,702	3,605	2,902	5,693
Total revenue	75,953	109,179	151,539	223,769

Operating expenses
Compensation and benefits	13,089	27,254	25,866	55,799
Amortization of mortgage servicing rights	7,854	8,543	14,229	18,584
Servicing and origination	2,458	15,835	3,049	28,473
Technology and communications	6,191	4,481	11,855	9,289
Professional services	9,134	8,208	12,389	15,394
Occupancy and equipment	3,870	4,818	8,316	10,864
Other operating expenses	2,062	3,511	4,131	6,513
Total operating expenses	44,658	72,650	79,835	144,916

Income from operations	31,295	36,529	71,704	78,853

Other income (expense)
Interest income	1,900	2,254	5,545	4,419
Interest expense	(13,359)	(17,300)	(25,830)	(33,963)
Gain (loss) on trading securities	(1,710)	5,435	(945)	5,055
Loss on loans held for resale, net	(1,049)	(2,987)	(2,087)	(7,541)
Equity in earnings (losses) of unconsolidated entities	343	(576)	1,078	(549)
Other, net	(4,158)	2,990	(4,758)	3,335
Other expense, net	(18,033)	(10,184)	(26,997)	(29,244)

Income from continuing operations before income taxes	13,262	26,345	44,707	49,609
Income tax expense (benefit)	(2,777)	9,472	7,797	17,509
Income from continuing operations	16,039	16,873	36,910	32,100
Income from discontinued operations, net of income taxes	—	1,052	—	864
Net income	16,039	17,925	36,910	32,964
Net income attributable to non-controlling interests	(1)	(95)	(12)	(25)
Net income attributable to Ocwen Financial Corporation (OCN)	$16,038	$17,830	$36,898	$32,939

Basic earnings per share
Income from continuing operations attributable to OCN	$0.16	$0.25	$0.37	$0.49
Income from discontinued operations attributable to OCN	—	0.01	—	0.02
Net income attributable to OCN	$0.16	$0.26	$0.37	$0.51

Diluted earnings per share
Income from continuing operations attributable to OCN	$0.15	$0.24	$0.35	$0.48
Income from discontinued operations attributable to OCN	—	0.02	—	0.01
Net income attributable to OCN	$0.15	$0.26	$0.35	$0.49

Weighted average common shares outstanding
Basic	100,168,953	67,316,446	100,072,950	65,045,842
Diluted	107,728,092	72,854,415	107,526,786	70,375,555

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(UNAUDITED)

	June 30, 2010	December 31, 2009

Assets
Cash	$143,386	$90,919
Restricted cash – for securitization investors	1,012
Trading securities, at fair value
Auction rate	78,073	247,464
Subordinates and residuals	52	3,692
Loans held for resale, at lower of cost or fair value	30,696	33,197
Advances	150,870	145,914
Match funded advances	1,184,851	822,615
Loans, net – restricted for securitization investors	70,860	—
Mortgage servicing rights	126,668	117,802
Receivables, net	56,939	67,095
Deferred tax assets, net	117,253	132,683
Premises and equipment, net	3,528	3,325
Investments in unconsolidated entities	13,533	15,008
Other assets	99,808	89,636
Total assets	$2,077,529	$1,769,350

Liabilities and Equity
Liabilities
Match funded liabilities	$835,172	$465,691
Secured borrowings – owed to securitization investors	67,199	—
Lines of credit and other secured borrowings	100,667	55,810
Investment line	—	156,968
Servicer liabilities	1,970	38,672
Debt securities	82,554	95,564
Other liabilities	90,037	90,782
Total liabilities	1,177,599	903,487

Equity
Ocwen Financial Corporation stockholders’ equity
Common stock, $.01 par value; 200,000,000 shares authorized; 100,192,127 and 99,956,833 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	1,002	1,000
Additional paid-in capital	461,890	459,542
Retained earnings	444,370	405,198
Accumulated other comprehensive loss, net of income taxes	(7,572)	(129)
Total Ocwen Financial Corporation stockholders’ equity	899,690	865,611
Non-controlling interest in subsidiaries	240	252
Total equity	899,930	865,863
Total liabilities and equity	$2,077,529	$1,769,350